Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

August 2015 Performance Update

Equinox Frontier Funds Supplement Dated August 31, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	August 31, 2015 MTD	August 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-8.74%	-1.47%	$111.44
Equinox Frontier Long/Short Commodity Fund-1a	-5.23%	-1.83%	$99.27
Equinox Frontier Masters Fund-1	-7.50%	-6.54%	$108.98

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of August 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(892,755.68)
Unrealized trading gain (loss)	(314,765.62)
Less: Commissions	(20,731.68)
Less: Trading Fee paid to Managing Owner	(31,154.25)
Interest income	12,861.07

Total Income	(1,246,546.16)
EXPENSES
Broker service fees	26,287.72
Incentive fees	456.52
Management fees	22,414.91

Total Expenses	49,159.15

Net Income (Loss)	$(1,295,705.31)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	134,487.24492	$16,422,298.98	$122.11
Current month additions	135.46375	16,675.95
Current month redemptions	(12,666.51785)	(1,553,030.03)
Net income (loss) for current month		(1,295,705.31)	(10.67)

Net asset value, end of current month	121,956.19082	$13,590,239.59	$111.44

Monthly rate of return			-8.74%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(348,957.26)
Unrealized trading gain (loss)	130,040.90
Less: Commissions	(7,021.09)
Less: Trading Fee paid to Managing Owner	(10,084.08)
Interest income	3,244.55

Total Income	(232,776.98)
EXPENSES
Broker service fees	8,508.69
Incentive fees	454.92
Management fees	10,331.69

Total Expenses	19,295.30

Net Income (Loss)	$(252,072.28)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	48,372.58810	$5,066,829.48	$104.75
Current month additions	94.02073	10,000.00
Current month redemptions	(1,719.08031)	(184,310.14)
Net income (loss) for current month		(252,072.28)	(5.48)

Net asset value, end of current month	46,747.52852	$4,640,447.06	$99.27

Monthly rate of return			-5.23%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(345,960.82)
Unrealized trading gain (loss)	(312,774.66)
Less: Commissions	(10,507.49)
Less: Trading Fee paid to Managing Owner	(19,467.70)
Interest income	8,244.85

Total Income	(680,465.82)

EXPENSES
Broker service fees	16,426.18
Incentive fees	503.47
Management fees	23,510.90

Total Expenses	40,440.55

Net Income (Loss)	$(720,906.37)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	82,684.17097	$9,741,270.55	$117.81
Current month additions	523.77269	61,655.09
Current month redemptions	(1,465.65204)	(173,980.81)
Net income (loss) for current month		(720,906.37)	(8.83)

Net asset value, end of current month	81,742.29162	$8,908,038.46	$108.98

Monthly rate of return			-7.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(3,442,555.05)
Unrealized trading gain (loss)	(1,326,675.71)
Less: Commissions	(77,631.44)
Less: Trading Fee paid to Managing Owner	(116,407.53)
Interest income	48,024.24

Total Income	(4,915,245.49)
EXPENSES
Trading fees	0.00
Broker service fees	33,398.49
Incentive fees	(8,614.93)
Management fees	83,919.22

Total Expenses	108,702.78

Net Income (Loss)	$(5,023,948.27)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	447,760.34424	$58,344,199.42	$130.30
Current month additions	12,475.69917	1,587,871.05
Current month redemptions	(15,203.00684)	(1,870,435.82)
Net income (loss) for current month		(5,023,948.28)	(11.12)

Net asset value, end of current month	445,033.03657	$53,037,686.37	$119.18

Monthly rate of return			-8.54%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,092,785.24)
Unrealized trading gain (loss)	399,248.09
Less: Commissions	(21,737.38)
Less: Trading Fee paid to Managing Owner	(20,075.68)
Interest income	10,044.03

Total Income	(725,306.18)
EXPENSES
Trading fees	0.00
Broker service fees	8,828.18
Incentive fees	0.03
Management fees	43,308.71

Total Expenses	52,136.92

Net Income (Loss)	$(777,443.10)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	123,757.36272	$15,443,082.85	$124.79
Current month additions	1,108.95716	131,765.70
Current month redemptions	(2,841.13850)	(348,992.93)
Net income (loss) for current month		(777,443.10)	(6.38)

Net asset value, end of current month	122,025.18138	$14,448,412.52	$118.41

Monthly rate of return			-5.11%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(881,517.05)
Unrealized trading gain (loss)	(800,651.75)
Less: Commissions	(26,552.24)
Less: Trading Fee paid to Managing Owner	(49,229.37)
Interest income	20,854.46

Total Income	(1,737,095.95)
EXPENSES
Trading fees	0.00
Broker service fees	18,250.50
Incentive fees	0.06
Management fees	59,456.39

Total Expenses	77,706.95

Net Income (Loss)	$(1,814,802.90)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	198,741.52626	$24,485,976.05	$123.21
Current month additions	1,923.19387	235,190.40
Current month redemptions	(1,882.83423)	(225,563.80)
Net income (loss) for current month		(1,814,802.90)	(9.11)

Net asset value, end of current month	198,781.88590	$22,680,799.75	$114.10

Monthly rate of return			-7.39%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND